Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 4, 2008
Relating to Registration Statement No. 333-147715
5,575,000 Shares
Common Stock
     This free writing prospectus relates only to the securities described below and should be read together with the prospectus filed by Nuance Communications, Inc. (the “Company”), dated November 29, 2007.
The Offering
     The Company is offering 5,575,000 shares of its common stock in an underwritten public offering pursuant to which Thomas Weisel Partners LLC (“Thomas Weisel”) will act as sole underwriter. The last reported sale price of its common stock on June 4, 2008 was $18.80 per share. The Company is also granting Thomas Weisel a 30-day option to purchase up to an additional 836,250 shares of its common stock. The shares will be registered under the Company’s existing shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The offering may be made by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Keith Lister, klister@tweisel.com; 415-364-2991.
     The Company expects that this offering will be completed on or about June 10, 2008, subject to customary closing conditions.
Use of Proceeds
     The Company intends to use the proceeds from the offering for general corporate purposes, including working capital and to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies.
Lock Up Arrangements
     The Company, its executive officers and directors have agreed to be subject to lock-up arrangements for a period of 60 days from the date of the final prospectus with respect to this offering, subject to certain exceptions described therein. Notwithstanding the foregoing, the Company may (i) issue and sell capital stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan, (ii) issue capital stock issuable upon the conversion of securities or the exercise of warrants currently outstanding, and (iii) offer, sell, contract to sell, otherwise dispose of, directly or indirectly, shares of capital stock in connection with an acquisition (whether through merger, share purchase, share exchange or otherwise) of a company, division, business or assets or strategic transactions, provided that no registration statement is filed and no amendment or prospectus supplement relating to an effective registration statement is filed, with respect to such shares, prior to and including the date that is 30 days after the date of the final prospectus with respect to this offering.

     THE ISSUER HAS FILED A SHELF REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC COVERING THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, THE UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-267-3700 (THOMAS WEISEL PARTNERS LLC).
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.